UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2009
Constant Contact, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 33707	04-3285398

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Reservoir Place 1601 Trapelo Road, Suite 329 Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 472-8100

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 1, 2009, Constant Contact, Inc. (the “Company”) and Steven R. Wasserman, the Company’s Vice President and Chief Financial Officer, entered into a Transition Agreement (the “Transition Agreement”) regarding Mr. Wasserman’s resignation as the Company’s Vice President and Chief Financial Officer and continued employment with the Company for a transition period. The Company has retained the executive search firm of Heidrick & Struggles International, Inc. in order to find Mr. Wasserman’s replacement.
     Pursuant to the Transition Agreement, Mr. Wasserman will remain employed as the Company’s Vice President and Chief Financial Officer until his resignation on March 31, 2010 (or such earlier date as is designated by the Company to Mr. Wasserman upon not less than 14 days prior written notice but in no event earlier than January 1, 2010, or such later date after March 31, 2010 as is mutually agreed upon in writing by the Company and Mr. Wasserman) (the “Resignation Date”). During this transition period, Mr. Wasserman will continue to perform the duties and responsibilities customary and consistent with his position and will continue to report to the Company’s President and Chief Executive Officer. Mr. Wasserman will receive the same base salary, fringe benefits and stock option vesting to which he was entitled immediately prior to the execution of the Transition Agreement. Mr. Wasserman will also receive a quarterly cash incentive bonus under the Company's 2010 Executive Cash Incentive Bonus Plan, pro rated for the actual number of days during 2010 for which he is employed until the Resignation Date.
     Under the terms of the Transition Agreement, after the Resignation Date and subject to Mr. Wasserman’s execution of a release of claims agreement, Mr. Wasserman will be entitled to receive a severance payment of $175,000 to be paid in 12 semi-monthly payments in accordance with normal payroll policies and procedures and less all applicable taxes and withholdings.
     In the event Mr. Wasserman is not employed full-time as the chief financial officer or similar such position or functional equivalent with another employer within six months of the Resignation Date, under the terms of the Transition Agreement, he will be entitled to receive additional severance payments up to $175,000 to be paid in semi-monthly payments in accordance with normal payroll policies and procedures and less all applicable taxes and withholdings. However, any additional severance payments will terminate at such time as Mr. Wasserman commences full-time employment as the chief financial officer or similar such position or functional equivalent with another employer, including a consulting or similar arrangement involving essentially a full-time commitment in a role that is the same as, or substantially similar to or the functional equivalent of, that of chief financial officer.
     If Mr. Wasserman timely elects to continue medical and/or dental insurance coverage after the Resignation Date in accordance with the provisions of COBRA, the Company will pay the Company portion of his monthly premium payments for the period of time that he is receiving severance pursuant to the Transition Agreement or until he obtains other employment, whichever occurs first (the “Continuation Period”). Mr. Wasserman will be responsible for the same employee portion of the premium during the Continuation Period being paid by active employees participating in the same health program and paid in such manner as the Company provides.
     During Mr. Wasserman’s continued employment pursuant to the Transition Agreement and continuing until the Resignation Date, any outstanding, unvested options or restricted stock awarded under the terms of any option award or restricted stock agreements previously entered into by Mr. Wasserman and the Company will continue to vest in accordance with the terms of the applicable agreement and related documents. There will be no acceleration of vesting in connection with the Transition Agreement.

     The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     A copy of the press release issued by the Company on December 1, 2009 announcing Mr. Wasserman’s resignation is attached hereto as Exhibit 99.2 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
          See Exhibit Index hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.
Date: December 1, 2009	By:	/s/ Robert P. Nault
Robert P. Nault
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Transition Agreement, dated December 1, 2009, between the Company and Steven R. Wasserman

99.2	Press Release issued by the Company on December 1, 2009